EXHIBIT 99.2

To Form 8-K dated January 26, 2012

Seacoast Banking Corporation of Florida

Fourth Quarter & Year-End 2011 Earnings Conference Call

January 27, 2012

9:00 AM Eastern Time

Operator: Welcome to the Seacoast Fourth Quarter and Year-End Earnings Conference Call. My name is Sandra, and I will be your operator for today's call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis S. Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson II: Thank you very much, and welcome to our 2011 Year End Conference Call. Before we begin, we direct your attention to our statement contained at the end of our press release regarding our forward statements. During our call, we may be discussing certain issues that constitute a forward-looking statement within the meaning of the Securities and Exchange Act and, accordingly, our comments are intended to be covered within the meaning of Section 27A of this Act.

With me today is Jean Strickland, our President and Chief Operating Officer; Russ Holland, our Chief Lending Officer; Bill Hahl, our Chief Financial Officer; and David Houdeshell, our Chief Credit Officer.

I want to open the call today with a few thoughts about the year we just completed and the year ahead. During the same call one year ago, I said that we would return to profitability in 2011 and that our success in reducing credit risk that year, in 2010, was why we would return to profitability. I also said that we expected to see improvements in credit costs and improvements in credit quality throughout 2011.

Well, our results in 2011 did return us to profitability. Our profits this quarter totaled $2.5 million, and our profits for the year totaled $6.7 million. Our credit costs were dramatically lower throughout the year, which helped us improve our profitability; and our credit quality improved with nonperforming loans declining by 58% over this time last year, ending the year at 2.36% of total loans. This places us among the better performing profitable banks in the state of Florida from a credit quality perspective.

Now as pleased as I am with the turn we made in 2011, and it was a big turn, we have a lot of hard work ahead of us as we complete the job of restoring our operating metrics to the consistent and competitive results that we produced, for example, during the 10-year period leading up to the start of the Great Recession. The same intelligent, disciplined approach we used to aggressively bring down credit risk on our balance sheet in order to restore earnings is now supporting the execution of our growth plan. We believe our targeted plan to grow our valuable customer franchise is the very best way to build real value for shareholders from this point forward and into 2012 and beyond.

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In 2011, we demonstrated that our execution of that plan, our growth plan, was working. A record number of brand new core retail deposit households began banking with Seacoast last year. This propelled our growth to numbers that were higher than we experienced in the boom period prior to the credit crash. Noninterest checking balances grew 13% for the year. Interest-bearing NOW checking balances grew by 17% for the year, and savings deposits grew by 18% for the year. Overall, core relationship funding grew by more than 15% during 2011. This in-turn pushed up our noninterest income, our fee income, to higher results. Total noninterest income was up 6.5% in the fourth quarter and was up 4.5% for the year. Our household growth also helped us maintain a healthy stable net interest margin throughout the year. Loan growth, which emerged last quarter for the first time since the crisis, continued into the fourth quarter; and we expect these trends to build momentum into 2012, particularly if the local economy continues to show signs of improvement as it seems to be now.

During 2010, we retooled and added to our residential mortgage lending team. We started this buildout in our coastal market and are now building out production teams in Orlando and Palm Beach. As a result, our volume in market share improved meaningfully through the end of 2011, and we have plans to build on them further in 2012.

During this past year, we retooled and began to expand our business banking teams. Again, we started in our core coastal market and are now adding to our teams in Orlando and Palm Beach. As a result, we are now seeing improved growth in our commercial and business relationship households for the first time since the crisis. This is an area we intend to continue to ramp up in 2012 with additional resources. We are looking for new business banking team members, particularly in Orlando and Palm Beach. Our most important goal for 2012 is to accelerate the growth momentum we are now seeing for retail households and to achieve a significant improvement in business banking and household growth. Taking together, achieving both of these revenue-producing growth objectives, together with continued reductions in credit costs and reduced problem loan credit expenses, provide us with a potential to make meaningful improvements in our bottom line results and our overhead ratio as 2012 unfolds.

Why have I spent so much time this morning talking about our growth plans? Well, I think it’s important to understand my comments in the right context, and that context is one of opportunity that I see, and the opportunity is one of where we are in the business cycle, and what the credit crisis in this resulting deep recession has done to our industry.

Our local economy in Florida seems to be healing. We are beginning to see those signs. The real estate market is becoming stronger as pricing continues to firm and sales volumes continue to increase. Today in Florida, the monthly cost to own a home has fallen to a level 20-25% below the cost to rent a home, and I believe this imbalance will grow greater before it starts to stabilize. Many seasonal businesses are now reporting improved trends. Unemployment remains high but is starting to improve, and we have now been in this cycle long enough to fully reveal its real impacts. I believe we are now entering a period in the cycle where we must achieve and must expect meaningful market share gains.

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And what about the banking industry? Well, we see no competition from community banks and we see no competition from the platform banks here in Florida. This crisis wiped out community banks in Florida in much the same way the recession in 1989 and 1990 wiped out the thrift industry in Florida. Our competitors are now the mega-banks, and there are a lot fewer of them to compete with today. All of them are struggling with higher capital requirements and new restrictions and regulations that are requiring difficult choices to be confronted around business models that they have operated for decades. All of this impacts the customer, and a good number of our mega-bank competitors are now hated by large numbers of their customers.

So these opportunities and signs of improvement in Florida are likely positioned along the business cycle; and, importantly, a transformed competitive landscape is why we continue to transform Seacoast into a more effective “smart growth” company. Customers and business owners today want to do business with people, people who care about and invest in the communities in which they live and work, people who connect and care about them and their businesses. We have intentionally refined our message and our value proposition to resonate with these forces.

This year, 2012, we will complete the build-out of our 1.0 version of our retooled business model, and it’s a model we think we can use to tackle the tremendous opportunities that I see coming in the state of Florida.

Now I'm going to turn the call over to Bill for a few comments about the quarter, and then we’d be happy to open the call for a few questions. Bill.

William R. Hahl: Thanks, Denny, and good morning. I'll begin my comments today with a high level review of the income statement. I’ll also be referring to a few slides we have posted on our website for this call. Net income available to common shareholders for the quarter was $1,611,000, about the same as last quarter’s profit, but up nicely from a year ago’s loss of $11.1 million. The drivers to improved performance compared to last year were increased noninterest income, higher net interest income, lower noninterest expenses, and lower credit costs in the form of the loan loss provision as a result of lower nonperforming assets. Revenues, excluding security gains, grew 4.5% in the fourth quarter compared to last year’s fourth quarter. Accruing loans totaled $1.179 billion, up $17 million from the sequential quarter and $18 million compared to last year. Top line loan growth continues to be impacted by the resolution of nonperforming loans, so total loans at year-end were unchanged compared to the third quarter at $1.2 billion. That said, we continued to make progress in improving loan production as we drove growth and targeted commercial and consumer areas, and production totaled $360 million for the year with $221 million retained in the loan portfolio. Loan growth this quarter, like last quarter, came from commercial production in our Orlando market in particular and from continued strong residential lending in the coastal markets.

Turning to slides seven and eight and some deposit data that was in the earnings release for a discussion on deposits, total deposits were up $82 million or 5% from year-end 2010, at $1.719 billion. The favorable shift in the deposit mix towards lower cost accounts continued, most notably with DDA growth of $38 million, or 13% year-over-year. Lower cost deposits, including NOW and regular savings, have increased $69 million and $31 million, respectively, over the last 12 months. This resulted in improved deposit mix with the reductions of 27% of total deposits for time certificates compared to 33% last year. Relative to the third quarter of 2011, deposits were up $58 million, in part seasonally related, with increases from savings and DDA balances of $80 million, offset by a decline of $22 million in time certificates. The growth in lower cost and no cost accounts throughout the year has enabled us to manage down our higher cost time deposits and helped protect the net interest margin.

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Slide nine covers the net interest margin. On a sequential basis, net interest income increased a modest $106,000 and was up $653,000 over the prior year’s fourth quarter. The improvements were due to lower NPLs, an increased securities portfolio and the modest loan growth I discussed earlier. The net interest margin, after expanding last quarter to 3.44%, stabilized at 3.42% this quarter as a the result of a seasonal increase in funding, which was invested at very narrow spreads. Interest earning asset yield declined by 9 basis points link-quarter and was partially offset by a 10 basis point contraction in interest-bearing liability costs. Our expectation for the margin is to remain fairly stable as we continue to benefit from loan growth and lower NPAs with continued negative impacts from lower asset yields.

Turning to slide 10, noninterest income, excluding security gains, increased $177,000, or 3.8% sequentially. While service charges on deposits and wealth management fees for trust and brokerage relationships were down slightly linked-quarter, mortgage banking and marine finance fees increased by $124,000 and $104,000 respectively, benefiting from seasonally higher transaction volumes. Relative to the prior year, excluding the gain on sale of our merchant services of $600,000 and the security gains, noninterest income was up $351,000, or 7.7%, with the most prominent increases in interchange income and mortgage banking fees. For the full year, excluding the gains on the sale of the merchant services and investment securities, noninterest income was up $811,000, or 4.6%, with service charges and other fees directly related to household growth totaling over $10 million and up 10.8% year-over-year.

Now let’s turn to slide six for a review of expenses. Expenses were down $7.8 million in the fourth quarter compared to last year as a result of much lower OREO losses and expenses related to their disposal. Other declines compared to a year ago quarter included FDIC assessments and legal and professional fees as a result of much reduced nonperforming assets. Salaries and wages were up in the quarter compared to the fourth quarter 2010 as a result of severance payments and additional commercial relationship managers hired in the Central Florida market, which has resulted in improved loan growth and helped stabilize the net interest margin this year. We expect to hire a few additional commercial relationship managers for the Palm Beach market that will further help with loan growth in 2012.

Removing the unusual expenses in the quarters that are compared on slide seven indicates core operating expenses are being well managed, but remain elevated as a result of the current negative economic environment but are beginning to trend lower.

Now switching gears to our credit trends where the story is a good one again this quarter, net charge-offs totaled $3.3 million, up slightly from the third quarter, but down $35.9 million compared to last year. NPLs were down again, declining by $4.1 million from the third quarter and down by $39.8 million over the last 12 months. NPLs have declined for nine straight quarters. As a result of the improved credit metrics, the provision for loan losses declined to $2 million for the year, or $29 million lower than for 2010. As credit costs continued to trend down and with the continued reduction in our risk profile over the last 12 months, the allowance for loan losses declined to $25.6 million, or 2.12% of loans; however, the coverage ratio for NPLs increased from 55% last year to 90% at the end of this year. We are pleased with the efforts of our Special Asset group over the past two years and the direction in which they have taken all of our credit metrics.

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I will continue my comments by focusing on capital on slide four. Capital ratios at year-end remain well above regulatory minimums. There was a small quarterly decline in the tangible common equity ratio as a result of our payment of our deferred TARP dividend and seasonal balance sheet growth. Tangible common equity ratio on a pro forma basis, including the recapture of the $45 million deferred tax asset valuation allowance, would be 7.8%.

So the takeaways from my comments this morning are that: 1) our annual earnings were much improved from last year, and we had real tangible revenue growth, 2) credit metrics continued to trend lower, 3) the margin remains stable with accruing loan growth and further deposit mix improvement, 4) noninterest income improved versus last year, in part due to our continued new household and business account growth, and 5) noninterest expenses have declined as cyclically sensitive expenses are trending lower and we have managed all other expenses tightly.

With that, I’ll turn the call back over to Denny.

Dennis S. Hudson III: Thank you, Bill. We appreciate that update and, at this point, we are happy to open the call to some questions.

Operator: Thank you. We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you’re using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone.

The first question is from Bill Young from Macquarie. Please go ahead.

Bill Young: Hey, good morning, guys.

Dennis S. Hudson III: Good morning.

William R. Hahl: Good morning.

Bill Young: If you look at charge-offs, it ticked up a little bit over the quarter, so could you just talk if that’s maybe some year-end cleanup or what you are seeing there?

Dennis S. Hudson III: No, I don’t think there’s any story behind that. I think we’ll just see some volatility from time to time, primarily coming out of the residential home mortgage portfolio.

Bill Young: Okay. And also, this is your third quarter of reportable profitability here, so are you getting a better sense in terms of timing of when you might see a recapture of the DDA or any color there would help? Thanks.

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Dennis S. Hudson III: Yeah, and the answer is: No, we are not really seeing much increased visibility. We have a significant amount of negative evidence to overcome, and the negative evidence of course are the losses we sustained prior to returning to profitability. We continue to work each quarter on creating a case for the objective positive evidence we need to overcome that hurdle. I think we have said in the past that it’s looking like it would begin to become more meaningful later this year and probably be something we hit hard late this year. But we can’t frankly give much visibility that is certain at this point on that, but we’ll continue to keep everybody informed about our outlook and our feel there. Again, it’s just a function of bagging sufficient earnings to begin to build the case for the objective evidence needed to overcome the stronger negative evidence that we've come through with those losses. But I will tell you that there is no doubt in my mind that we will recover our deferred tax asset at some point in the future; and we hope it'll be sooner rather than later, but we can’t assure of you that.

Bill Young: Sure. Can you remind us what the balance is of the net DTA right now?

William R. Hahl: Forty-five million.

Bill Young: Thanks a lot.

Dennis S. Hudson III: Thank you.

Operator: Thank you. The next question is from Chris Marinac from FIG Partners. Please go ahead.

Chris Marinac: Thanks. Good morning. Denny, can you talk a little bit about loan pricing and competitively what you are seeing. Are you rejecting potential loan deals more often just because of someone else’s insanity out in the marketplace?

Dennis S. Hudson III: Well, I don’t know that we see abject insanity in the marketplace, but we do see a very competitive environment and, of course, the segments which we are focusing on are sought-after segments, segments less impacted by the recession, so it is a challenge.

Russ, do you have any additional color?

H. Russell Holland III: In the loan segment, we are going after relationships, customer relationships, so the pricing really is in context of the other business that is coming in with the relationship to deposits, the other opportunity. We price on a risk-adjusted model based on the relationship, so we’ve been able to use that and be competitive in the market. It is competitive, no question about it, particularly with the segment that we are going after, but we have been able to bring those customers on with reasonable pricing that we find attractive and we really are delivering the service that the other banks, particularly the large banks, are not able to provide.

Dennis S. Hudson III: We tell our officers that if you are getting mired down in a pricing discussion, walk away and find somebody else who is looking for the relationship, because that pricing discussion is going to be a continuous battle over the life of that customer and the life of that customer is likely not to be as deep as we’d like it. So that’s our approach—we’ll walk.

O. Jean Strickland: …And leave the door open.

Dennis S. Hudson III: Right, and it’s interesting, we’ve had some business come back when they had a hard time getting actual performance against that pricing promise.

H. Russell Holland III: That holds true in all segments, in all of our lending segments, particularly in the residential that holds true too. They come back, on the surface, more often than not.

Dennis S. Hudson III: Right. So we like our results. I mean in the area that we stood up first a couple of years ago, which was residential lending, we have proven we are growing our market share dramatically in that segment compared with five years ago. We are very pleased with that and we would like to replicate that in the business segment; and we continue to get steady but tepid growth in the consumer nonresidential parts of the portfolio.

Chris Marinac: And, Denny, while I have, what is your outlook for the fiduciary side of the house, on trust income and trust assets, et cetera?

Dennis S. Hudson III: Well, we think it’s an area that we will continue to focus resources on as we go forward. I think there is a massive change occurring in the large banks, in the mega banks, continuing to impact service levels on the wealth segment. We have focused our attention… We have limited resources and we’ve had to be very careful with our expense structure as we have transformed the Company over to more of a growth mode. So we have focused and prioritized our redeployment of our expense structure in areas that are going to yield us the best returns quickly. The things we have been talking about this morning are the things that we think are appropriate for us to focus on. As we look a little deeper down the road, we have some definitive thoughts on how we are going to grow that business, and that’ll be something that we’ll see continue to modestly grow we think in 2012 and perhaps accelerate beyond that.

O. Jean Strickland: We had some—just to add a little more color—specific focus this year [on Wealth] just to start the momentum there because we think it’s a huge opportunity for us with our focus on the business segment. As part of on our onboarding and cross-selling that we intend to try to execute on around onboarding (inaudible)…

Dennis S. Hudson III: Around wealth.

O. Jean Strickland: …relationships, …

Dennis S. Hudson III: Around business owners and wealth.

O. Jean Strickland: …wealth is a specific focus of that.

Chris Marinac: Great. That’s helpful. Thanks for the color.

Dennis S. Hudson III: Thanks, Chris.

Operator: Thank you. The next question is from Dave Bishop from Stifel Nicolaus. Please go ahead.

David Bishop: Good morning, Denny. In terms of the equity impact, do you have the dollar amount in terms of the final payment in terms of the deferred TARP, what the dollar impact was in terms of equity catch-up?

William R. Hahl: The catch-up was…Let's see, I guess it was over a year, so it was $5 billion on the…

Dennis S. Hudson III: The payment was…

William R. Hahl: Five million six, probably.

Dennis S. Hudson III: Altogether it was over $6 million.

William R. Hahl: Right.

David Bishop: It was over $6 million?

Dennis S. Hudson III: Yes, 6.5 or 6.7 [million], something like that.

David Bishop: Okay. And then I apologize if you’d addressed this in the preamble, but I hopped on late. What are you seeing in terms of local housing prices related to maybe final sale versus listing prices there? Are things holding firm around the asking price/listing price, or are sellers still having to give a little bit, or is it actually getting a little bit more competitive in terms of buying power?

Dennis S. Hudson III: It’s hard to answer in terms of your question on listing price, but, generally speaking, the realtors that I speak with are seeing a firming in pricing in the majority of the market. We saw some pricing pressure, I would say, in the second half of the year on some of the larger properties. They are kind of late to the party, but the properties are moving.

Our OREO, David, we’re moving them in generally 90 days, right?

David D. Houdeshell: Yes, residential.

Dennis S. Hudson III: Right, our residential property, so you price it right and it moves, and we’re not discounting beyond the price that we’re looking for. So we’re seeing the market… Frankly, when I look at it, in my opinion based on my years of my experience, I would say that the market today is from a volume and velocity standpoint something I might even characterize as somewhat strong. It’s not very pleasant if you’re a seller. If you’ve owned the house for more than the last year and a half, two years, you don’t like the pricing you are getting, but if you want to liquidate, you can get it done. You can get the deal done. We’re hearing more—I would say generally in speaking with realtors—about competition for deals, and about having a hard time getting realtors to be involved in short sales because they’re just getting better volume on the straight sales. The percentage of sellers that are distressed institutions has come down in the last year. Having said that, it’s still a fragile market. We still have the overhang of foreclosures. They’re beginning to come back into the market…

David Bishop: Sure.

Dennis S. Hudson III: …but they’re not coming in at a pace that is eye popping.

David Bishop: Okay. Thanks, Denny.

Operator: The next question is from Matt Olney from Stephens. Please go ahead.

Matt Olney: Yeah, good morning. Good to see the credit improvement continue in the fourth quarter. Denny, what are your thoughts on the loan loss provision and the reserve ratio in 2012?

Dennis S. Hudson III: Well, we haven’t said too much about that, but I guess the only thing I would say is that we are continuing to project improvement in credit metrics throughout 2012. We are seeing a lot of the internal work we do press us in that direction; we would likely see that allowance number not grow overall; and we may see it begin to release a little bit as we go through time. Having said that, the wildcard here is what kind of loan growth we’re going to produce in 2012. We’re projecting to extend the trends we’ve seen recently and begin to see them accelerate, particularly as we get deeper into 2012, and that’s going to offset some of the otherwise release that we’d have there.

Any comments from anybody? Yeah, okay.

Matt Olney: Okay. And then going back to the potential recapture of that DTA, Bill, you may have mentioned this in your prepared remarks, but if it were to be recognized, what kind of impact would we see on that tangible book value and TCE ratio?

William R. Hahl: I think it’s about $0.50 on the book value and on the ratio, it’s 2%, so a 2% increase.

Matt Olney: Okay. And then my last question, regarding the margin outlook…

Dennis S. Hudson III: Matt, and by the way, it’s a 200 basis points improvement in the tangible common equity ratio.

William R. Hahl: Right.

Matt Olney: Sure. Okay. I was also going to ask about the margin outlook, Bill. It sounds like it’s kind of an assumption for a flattish margin going forward. What’s the assumption there as far as the excess liquidity? Can it move down from current levels, or is that going to maintain around 4Q [levels] for a while?

William R. Hahl: Yeah, the excess liquidity, as you know, is kind of seasonal for us and hits very hard at the end of the year, so there’s probably a good $50-60 million of seasonal liquidity that’ll go back out after the first or second quarter, or during the first and second quarter. We don’t have any plans to deploy much of that additional liquidity. We’ll just see how it… We’ve been doing very well on deposit growth and talked about the mix improving and time deposits declining. So that’s our preference right now to help the margin: the more that we can shift from higher cost CDs to lower cost accounts, that does help the margin.

Dennis S. Hudson III: The growth work we’re doing to grow the customer-base is how we intend to offset the challenging rate environment that we are in today. We think that challenge in terms of rate environment continues to be a challenge. With the announcements earlier this week, it’s pretty clear that will continue to be a challenge over the balance of the next year plus. So it’s really important for us to achieve our growth objectives because that helps preserve that margin and revenue source, That’s what we’re focused on, and it builds long-term value for shareholders because as this rate environment begins to shift back to a longer term, more traditional steepness at some point, that has tremendous impact on the potential for margin growth. So it’s probably the most careful thing we’re talking about now is in looking forward over the next year is: What is our response to this rate environment going forward? We’ve made a decision not to increase in any meaningful way the risk levels in the balance sheet to deal with that.

Matt Olney: Okay. Thanks for the color, guys.

Dennis S. Hudson III: Yep.

Operator: As a reminder, if you would like to ask a question, please press star then one on your touchtone phone.

The next question is from Mac Hodgson from SunTrust Robinson Humphrey. Please go ahead.

Michael Young: Good morning, guys. This is Michael Young in for Mac Hodgson.

Dennis S. Hudson III: Hi.

Michael Young: I just had a quick question to see if I could get some more granularity on your inflows and outflows in the criticized and classified loan categories.

William R. Hahl: I guess … We will have that in the Q, but I don’t know whether we’ve got that put together yet.

Dennis S. Hudson III: No, it’ll be in the Q, but it’ll be a continuation of what we’ve seen recently in those trends. We’re seeing generally more upgrades than downgrades. We’re seeing the classified numbers continue to come down. I think in the third quarter, our classified number was 53-54%, something like that, and it’ll be under 50% …

William R. Hahl: Tier one capital plus the allowance as a ratio of tier one capital.

Dennis S. Hudson III: Yeah. Right, so we expect those numbers to continue to come down. Just in terms of looking out over the next year, we’re not going to see big lumpy moves down as we did in the last two years, because our liquidation plan now with the remaining classified assets is a fairly traditional approach that is going to yield us much better returns than doing it more quickly. We’re going through traditional foreclosure, work-out strategies and that sort of thing with existing classified loans, so that continues. The quality of the classifieds that are left, in our view, is generally at a much higher level than it was a year ago, and that’s a function of the mix inside that classified category. We’re seeing, if anything, more frequent improvements in metrics that we measure to determine the loan grade. It may still be a classified credit, but we’ve seen improvement in the last 12 months. So that’s why I’m somewhat confident that we’ll see continued meaningful improvement as the next year unfolds.

Michael Young: Okay, thank you for that color. And then my last question is regarding the economic outlook. You mentioned it was improving in your footprint. Do you feel like South Florida is improving more rapidly than say Central or Northern Florida?

Dennis S. Hudson III: Generally yes. Central Florida, the Orlando market, I think is keeping pace with what’s going on in South Florida. But in the Central Florida region, in some of the rural communities in the center part of the state—that would not be Orlando and the metro Orlando area—they were actually kind of “late to the party”. We are seeing further deterioration there and some of our exposures in those markets are challenging, but they’re not very large and they’re not making any meaningful impact on us just because of where our exposures are. But the coastal areas in South Florida and the metro Orlando market are definitely outpacing, in terms of improvement, what we see in the northern part of the state and in other parts of the country. I think we were very early in this thing, and we think we’ll probably come out of it. South of us here, we’re seeing the whole condo situation—we have no exposure to that really anymore—but we’re really seeing multi-family land beginning to move up in price in South Florida. Those are things that were unheard of obviously 18 months and 24 months ago. So we’re seeing definite signs of improvement.

Michael Young: All right, thank you for that.

Operator: And once again, if you would like to ask a question, please press star then one on your touchtone phone.

The next question is form Jefferson Harralson from KBW. Please go ahead.

Jefferson Harralson: Hey, thanks, guys. I hope you haven't addressed this, but I was just thinking about TARP and the plan to repay it, and maybe you could talk about the level of holding company cash, how you expect that to grow and then eventually repay.

Dennis S. Hudson III: Well, when you look at the folks who have been able to repay out of cash, out of current earnings, we think our metrics get us there in a reasonable period of time. A key component to that is the deferred tax asset coming back on the balance sheet. When we get our earnings up where they deserve to be, or closer to where they deserve to be, and we restore that deferred tax asset, we think we have at some point meaningful dividend capacity that’ll help us do that. We have talked in the past that that is our goal, that is our plan, and we have a very definitive thoughtful plan on how that happens…

Jefferson Harralson: Okay.

Dennis S. Hudson III: It’s somewhat speculative at this point because we need to get a little further down the road in our improved performance, but I think as we approach the end of this year, we’ll probably have more to say in a more definitive way in terms of what that exact plan looks like. You’ve seen recently some folks that experienced stress returning to earnings, recapturing deferred tax assets and beginning to pay back portions of their TARP. We think we’ll be in that…we want to be in that club beginning a little later down the road.

Jefferson Harralson: All right, thanks, and just a follow-up there. So how much cash is at the holding company currently, and how should I think about the dividend ending up? Is it 50% of what you make each year is dividended up or do you think it could be more than that?

Dennis S. Hudson III: That’s getting too far into the weeds, and we’re just not that far along where we could make any meaningful statement around exactly how that’s going to work. It depends on what our capital levels are, what the risk levels are, and into 2013, what our earnings prospects look like—all of that has to be taken into consideration. I do not think it will be necessary for us to enter into any other capital transactions to achieve that repayment.

Jefferson Harralson: Okay.

Dennis S. Hudson III: We think today it is an important component of our capital structure. It is very inexpensive compared with the current alternatives that we would have to pursue to repay TARP today. So from a shareholder standpoint, we think it’s important to leave that in the capital structure; and it’s appropriate to do so because the condition and the performance of the Company is still not at a point that I would say we’re satisfied. We’ve got a lot of work to do over the next 12+ months to get that performance where it’s closer to where it deserves to be. Then we can start talking about how that’s going to happen.

Jefferson Harralson: All right, thanks. I appreciate that, Denny.

Operator: And once again, if you would like to ask a question, please press star then one on your touchtone phone. At this time, there are no further questions.

Dennis S. Hudson III: Okay. Well, thank you all very much for attending today. We look forward to talking with you in April as we post our first quarter results.

Operator: Thank you, ladies and gentleman. This concludes today’s conference. Thank you for participating. You may now disconnect.

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